Exhibit 99.1

LivePerson Announces Proposed Private Offering of $150.0 Million of
Convertible Senior Notes Due 2024
NEW YORK, February 26, 2019 /PRNewswire/ -- LivePerson, Inc. (Nasdaq: LPSN) (“LivePerson”) announced today that it intends to offer, subject to market conditions and other factors, $150.0 million aggregate principal amount of Convertible Senior Notes due 2024 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Act”). LivePerson also intends to grant to the initial purchasers of the Notes a 13-day option to purchase up to an additional $22.5 million aggregate principal amount of the Notes.
The Notes will be senior, unsecured obligations of LivePerson, and will bear interest payable semi-annually in arrears. The Notes will mature on March 1, 2024, unless earlier converted or repurchased in accordance with their terms prior to such date. Prior to November 1, 2023, the Notes will be convertible at the option of holders only under certain circumstances, and thereafter, at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the Notes may be settled in shares of LivePerson common stock, cash or a combination thereof, at the election of LivePerson.
The interest rate, conversion rate, offering price and other terms of the Notes will be determined at the time of pricing of the offering.
LivePerson intends to use a portion of the net proceeds from the offering of the Notes to pay the cost of the capped call transactions described below, and to use the remaining proceeds of the offering for general corporate purposes, which may include acquisitions or other strategic transactions.
In connection with the offering of the Notes, LivePerson expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers of the Notes and/or their respective affiliates and/or other financial institutions (the “capped call counterparties”). The capped call transactions are expected generally to reduce the potential dilution to holders of LivePerson common stock upon any conversion of the Notes and/or offset the potential cash payments that LivePerson could be required to make in excess of the principal amount of any converted Notes upon conversion thereof, with such reduction and/or offset subject to a cap. If the initial purchasers of the Notes exercise their option to purchase additional Notes, LivePerson expects to enter into additional capped call transactions with capped call counterparties that are expected to generally offset potential dilution and/or potential cash payments relating to additional Notes issued upon exercise of the option to purchase additional Notes.
In connection with establishing their initial hedges of the capped call transactions, the capped call counterparties have advised LivePerson that they and/or their respective affiliates expect to purchase LivePerson common stock and/or enter into various derivative transactions with respect to LivePerson common stock concurrently with, or shortly after, the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of LivePerson common stock or the Notes at that time.
In addition, the capped call counterparties or their respective affiliates are expected to modify their hedge positions by entering into or unwinding various derivatives with respect to LivePerson common stock and/or purchasing or selling LivePerson common stock, the Notes or other of our securities or instruments (if any), in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any observation period related to a conversion of the Notes occurring on or after November 1, 2023 or following any earlier conversion or any repurchase of the Notes by LivePerson on any fundamental change repurchase date or otherwise). This activity could also cause or avoid an increase or decrease in the market price of LivePerson common stock or the Notes, which could affect Noteholders’ ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes, it could affect the amount and value of the consideration that Noteholders will receive upon conversion of such Notes.
This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of LivePerson common stock, if any, into which the Notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the Notes will be made only to qualified institutional buyers pursuant to Rule 144A promulgated under the Act by means of a private offering memorandum.
The Notes and any shares of LivePerson common stock issuable upon conversion of the Notes have not been and will not be registered under the Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward-Looking Statements
This press release contains “forward-looking statements” regarding LivePerson that are not historical facts, including, among other things, statements relating to the completion, timing, and size of the offering, the potential effects of capped call transactions and the expected use of proceeds from the offering. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual future events or results to differ materially from such statements, including, but not limited to, whether or not LivePerson will consummate the offering, prevailing market conditions, the anticipated use of the proceeds of the offering, the impact of general economic, industry or political conditions in the United States or internationally, and whether the capped call transactions will be entered into and, if so, whether they will offset potential dilution to holders of LivePerson common stock upon any conversion of the Notes and/or offset the potential cash payments that LivePerson could be required to make. The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in the “Risk Factors” described in LivePerson’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission, or SEC, and in LivePerson’s other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. LivePerson undertakes no obligation to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.
Contact:
Matthew Kempler
212-609-4214
mkempler@liveperson.com
SOURCE LivePerson, Inc.